Exhibit (e)(2)(P)

AMENDMENT AGREEMENT TO SUBLEASE AGREEMENT

[English translation of the Korean original, prepared for reference only. In the event of any discrepancy, the Korean original shall prevail. “(seal)” indicates the place where a corporate seal is affixed in the original.]

This Amendment Agreement to Sublease Agreement is entered into between DoubleU Games Co., Ltd., as sublessor (the “Sublessor”), and DoubleDown Interactive Co., Ltd., as sublessee (the “Sublessee”), in order to amend the GFC Sublease Agreement executed between them on September 30, 2023 (the “Original Agreement”) as follows.

– Terms of Amendment –

1. Amendments

Provision	Item	Before (Original Agreement)	After	Remarks
Subject premises	Area	Subleased area: 2,647.5 m2 (800.86 pyeong) Exclusive area: 1,258.62 m2 (380.73 pyeong)	Subleased area: 1,454.53 m2 (440 pyeong) Exclusive area: 691.48 m2 (209.17 pyeong)	Reduction of the subleased area due to the decrease in the headcount and used area of DoubleDown Interactive following the organizational restructuring of September 1, 2024

Article 1	Sublease deposit	KRW 3,770,504 / month	KRW 2,071,511 / month	Deemed rent at 4.6% per annum on a deposit of KRW 371,525 per m2, reflecting the reduced area

Article 2	Monthly rent	KRW 98,361,320	KRW 54,040,153	Reduction of KRW 44,321,167 / month

Article 2	Monthly maintenance fee	KRW 39,946,330	KRW 22,385,217	Reduction of KRW 17,561,113 / month

Article 2(3)	Payment	The Sublessee shall, by the 15th day of each month (remainder omitted)	The Sublessee shall, by the 20th day of each month (remainder omitted)	Change of the payment date for rent and maintenance fees

2. Reason for amendment: Change of the contract area and of the payment date.

3. This Agreement shall take effect retroactively as of September 1, 2024, and the above amendments shall apply from the rent and maintenance fees for September 2024 (payable on September 20, 2024).

4. Matters not provided for in this Amendment Agreement shall be governed by the Original Agreement, and in the event of any conflict between this Amendment Agreement and the Original Agreement, this Amendment Agreement shall prevail.

The Sublessor and the Sublessee have prepared two (2) originals of this Agreement, signed and sealed them, and each retains one (1) original.

September 13, 2024

[Sublessor]

Company name: DoubleU Games Co., Ltd.

Address: 16F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, Karam (seal)

[Sublessee]

Company name: DoubleDown Interactive Co., Ltd.

Address: 13F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, In-keuk (seal)